Exhibit 1

GOVERNANCE AGREEMENT

THIS GOVERNANCE AGREEMENT (the “Agreement”) is made as of the 19th day of March, 2024, by and among Reddit, Inc., a Delaware corporation (including any successor thereto, the “Company”), Advance Magazine Publishers Inc. (“Advance”), and Steven Huffman (“Huffman”). Each of Advance, Huffman, and the Company, a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Company filed a Registration Statement on Form S-1 (as amended, the “Registration Statement”) in connection with its IPO (as defined below) on February 22, 2024; and

WHEREAS, the Parties desire to enter into this Agreement to govern certain of their rights, duties, and obligations after consummation of the IPO (as defined below), in each case, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, as used herein, the following terms have the following meanings:

(a) “Advance Change of Control” means the sale of Advance or one or more other Advance Entities in one or a series of related transactions resulting in a Person who is not an Advance Entity acquiring, directly or indirectly, beneficial ownership of more than 50% of the then-outstanding Equity Securities of Advance.

(b) “Advance Entity” means (i) Advance Magazine Publishers Inc., (ii) any Newhouse Person, and (iii) any Affiliate of any of the foregoing, until such time as such Person is not an Affiliate of any of the foregoing. For the avoidance of doubt, references to the ownership or beneficial ownership by any Advance Entity of any securities or control of any voting power will be deemed to refer to the ownership (whether of record or book-entry through a brokerage account held in the name of such Advance Entity) or beneficial ownership of such securities or control of such voting power by the Advance Entities collectively and determined pursuant to Rule 13d-3 under the Exchange Act.

(c) “Advance Ownership Cap” has the meaning set forth in Section 3.1.

(d) “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(e) “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; “beneficially owns,” “beneficially owned,” and “beneficial ownership” will have corresponding meanings.

(f) “Board” means the Board of Directors of the Company.

(g) “Board Observer Agreement” has the meaning set forth in Section 2.5(a).

(h) “Business Day” means a day other than a Saturday, Sunday, federal, or California State holiday or other day on which commercial banks in California are authorized or required by law to be closed for business; provided that such banks shall be deemed to be open for business in the event a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

(i) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j) “Company Change of Control” means (i) the closing of the sale, transfer, or other disposition of all or substantially all of the Company’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Securities (or voting securities of the surviving or acquiring entity)), (iii) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Securities, or (iv) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Securities (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Company Change of Control hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction or (B) one or more Advance Entities or, in the event Advance Entities and Huffman are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more Advance Entities and Huffman, becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Securities in compliance with this Agreement.

(k) “Chief Executive Officer” means (i) Huffman so long as he is the chief executive officer of the Company and (ii) following the date on which Huffman is no longer the chief executive officer of the Company, the individual appointed by the Board to be chief executive officer of the Company.

(l) “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(m) “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(n) “Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Company.

(o) “Closing Date” means the date of the closing of the IPO.

(p) “Common Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, or combination, or any reclassification, recapitalization, merger, consolidation, or similar transaction.

(q) “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities, by agreement, or otherwise. The terms “controls,” “controlled,” and “controlling” will have corresponding meanings.

(r) “Director” means any member of the Board from time to time.

(s) “Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, options, or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, and any other ownership or profit interests issued by such Person (including partnership or member interests therein), whether voting or nonvoting, and regardless of whether any such option, award, or right is vested or whether any conditions to the exercise of the rights conferred thereby have been met.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Governing Documents” means the PubCo Charter and Bylaws, as each may be amended from time to time.

(v) “Governmental Authority” means any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization.

(w) “IPO” means the Company’s first firm commitment underwritten public offering of a class of its Common Stock or a direct listing of a class of its Common Stock on a national securities exchange pursuant to an effective registration statement under the Securities Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase, or similar plan).

(x) “Law” means each applicable federal, state, local, municipal, foreign, or other law, order, judgment, rule, code, statute, legislation, regulation, principle of common law, treaty, convention, requirement, variance, proclamation, edict, decree, writ, injunction, award, ruling, or ordinance that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

(y) “Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including: (i) calling special meetings of stockholders; (ii) appearing at any meeting of the stockholders of the Company or otherwise causing all shares of capital stock of the Company entitled to vote thereon to be counted as present thereat for purposes of calculating a quorum; (iii) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of capital stock of the Company entitled to vote on such matters; (iv) voting in favor of or otherwise causing the adoption of stockholders’ resolutions and amendments to the Governing Documents of the Company; (v) executing agreements and instruments; and (vi) making, or causing to be made, with Governmental Authorities, all filings, registrations, or similar actions that are required to achieve such result.

(z) “Newhouse Person” means any (i) individual that is a lineal descendent (including adoptees) of Meyer and Rose Newhouse, a spouse or surviving spouse of any such descendants, or the estate of any of the foregoing individuals, and (ii) any trust, corporation, limited liability company, partnership, or other entity which is primarily, directly or indirectly, owned, controlled, or established for the benefit of one or more individuals or estates described by the foregoing clause (i).

(aa) “Observer” has the meaning set forth in Section 2.5(a).

(bb) “Permitted Transferee” shall mean any Advance Entity.

(cc) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency, or political subdivision thereof.

(dd) “PubCo Charter” means the Company’s amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the IPO, as may be amended from time to time.

(ee) “Registration Statement” has the meaning set forth in the Recitals.

(ff) “SEC” means the U.S. Securities and Exchange Commission.

(gg) “Securities Act” means the Securities Act of 1933, as amended.

(hh) “Voting Securities” means the Common Stock (excluding the Class C Common Stock) and any other securities of the Company entitled to vote generally in the election of directors of the Company.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated; (b) whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (c) the words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement; (e) the term “or” is not exclusive; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (g) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided therein; (h) words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (j) any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as may be amended from time to time, unless otherwise specifically indicated; (k) references to a Person are also to its permitted successors and assigns; and (l) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Article 2

GOVERNANCE

Section 2.1 Chairperson of the Board. Subject to paragraph (i) of Part A of Article VI of the PubCo Charter, the Chairperson of the Board shall be selected from among the members of the Board by the members of the Board and shall have the powers as set forth in the Bylaws or applicable Governing Document.

Section 2.2 Future Issuances. All issuances of Equity Securities of the Company shall be subject to paragraph (ii) of Part A of Article VI of the PubCo Charter.

Section 2.3 Board Size. The Board size shall be as set forth in Part B of Article VI of the PubCo Charter.

Section 2.4 Board Designation Rights.

(a) As set forth in Part C of Article VI of the PubCo Charter, following the Closing Date and subject to the applicable requirements of the national securities exchange on which the Company’s Equity Securities are listed for trading, and the satisfaction of all applicable legal requirements regarding service as a Director and the qualification requirements as specified in Section 2.4(c), each of the Parties shall take all Necessary Action to include in the slate of nominees for election as Directors at each applicable annual or special meeting of stockholders at which Directors are to be elected, two (2) nominees designated by Advance (any such designee, an “Advance Designee”).

(b) Following the Closing Date and subject to the applicable requirements of the national securities exchange on which the Company’s Equity Securities are listed for trading, and the satisfaction of all applicable legal requirements regarding service as a Director and the qualification requirements as specified in Section 2.4(c), Advance shall, subject to Part E of Article VI of the PubCo Charter, have the exclusive right to (i) replace its Advance Designees and (ii) designate Directors for election to the Board to fill vacancies created by reason of death, removal, or resignation of its Advance Designees. Vacancies shall be filled as provided in Part D of Article VI of the PubCo Charter. Each of the Parties shall take all Necessary Action to cause any such replacement and/or vacancy to be filled by replacement Directors designated by Advance (any such designee, a “Replacement Designee” and, together with the Advance Designees, the “Director Designees”) as promptly as practicable after such designation.

Notwithstanding anything to the contrary contained in this Section 2.4(b), Advance shall not have the right to designate a Replacement Designee, and the Company shall not be required to take any action to cause any vacancy to be filled by any such Replacement Designee, to the extent that election or appointment of such Replacement Designee to the Board would result in a number of Director Designees nominated by Advance in excess of the number of Advance Designees that Advance is then entitled to nominate for membership on the Board.

(c) As set forth in Part E of Article VI of the PubCo Charter, if the nominating and corporate governance committee of the Company (or a similar committee serving the nominating function) determines in good faith that a Director Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy the applicable requirements of the national securities exchange on which the Company’s Equity Securities are listed for trading, regarding service as a Director, Advance shall have the right to designate a different Director Designee.

(d) Unless otherwise determined by the Board, the term of any Director Designee shall expire and terminate upon the termination of this Agreement. In the event that the Board requests the resignation of a Director Designee, each of the Parties shall immediately take all Necessary Action to ensure the resignation and, if resignation is not forthcoming promptly, removal, of such Director Designee. Notwithstanding anything to the contrary herein, a Director Designee may resign at any time regardless of the period of time left in his or her then-current term.

Section 2.5 Board Observer Rights and Obligations.

(a) Following the Closing Date, the Company shall permit a representative of Advance (the “Observer”) to attend all meetings (including, unless prohibited by the rules of the principal securities exchange on which the Company’s Equity Securities are listed for trading, meetings held in executive session) of the Board and any committees thereof in a nonvoting observer capacity and, in this respect, shall give such Observer copies of all notices, minutes, consents, and other materials that it provides to the Board, at the same time and in the same manner as such information is delivered to the Board (including such materials delivered to the members of any committee of the Board); provided, however, that (a) the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or where the sole purpose of such committee is to address actual or potential conflicts of interest between Advance and the Company, and (b) such Observer shall enter into a Board Observer Agreement in the form attached hereto as Exhibit A (the “Board Observer Agreement”). The Observer shall be permitted to share information and materials from Board and committee meetings with Advance and Advance’s directors, executive officers, employees involved with respect to Advance’s investment in the Company, attorneys, accountants and tax advisors, provided such information is clearly marked by the Observer as “confidential” and is protected consistent with the obligations under the Board Observer Agreement and with the confidentiality requirements set forth in Section 2.5(b). The Observer may participate fully in discussions of all matters brought to the Board or committee thereof, as the case may be, for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board or any committee thereof; (ii) except for (and without limitation of) the obligations expressly set forth in this Agreement and the Board Observer Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; or (iii) have the right to propose or offer any motions or resolutions to the Board or committees thereof. Upon request, the Company shall allow the Observer to attend Board or committee meetings by telephone or electronic communication. The presence of the Observer shall not be taken into account or required for purposes of establishing a quorum

(b) Advance shall be responsible for (i) any breach by an Observer of the Board Observer Agreement, or (ii) in the event any confidential information is provided by an Observer to Advance or certain related parties in accordance with Section 2.5(a) hereof, any failure by Advance or such related party to comply with Section 4 of the Board Observer Agreement as if a party thereto. Without limiting the generality of the foregoing, Advance expressly acknowledges and agrees to be bound by Section 4(b) of the Board Observer Agreement.

Section 2.6 Committee Designation Rights. Advance shall have the committee designation rights set forth in paragraph (iii) of Part A of Article VI of the PubCo Charter.

Section 2.7 Certain Approval Rights. Advance shall have the approval rights set forth in paragraph (iv) of Part A of Article VI of the PubCo Charter.

Section 2.8 Term. This Agreement shall become effective immediately prior to the effectiveness of the Company’s Registration Statement on Form 8-A filed under the Exchange Act in connection with the IPO and terminate upon the first to occur of (i) such date that Advance and its Permitted Transferees cease to, in the aggregate, beneficially own at least five percent (5%) of the aggregate of the then-outstanding shares of Class A Common Stock and Class B Common Stock, (ii) (x) the date when Advance and its Permitted Transferees cease to, in the aggregate, beneficially own at least fifty percent (50%) of the number of outstanding Equity Securities of the Company held by Advance as of and upon the closing of the IPO, as set forth in the final prospectus related thereto (after giving effect to any exercise of the underwriters’ over-allotment option) and (y) the then-outstanding shares of Class B Common Stock, in the aggregate, represents less than seven and one-half percent (7.5%) of the aggregate of the then-outstanding shares of Class A Common Stock and Class B Common Stock, or (iii) a Company Change of Control or an Advance Change of Control; provided, that Section 2.4(d) shall survive the termination of this Agreement until the next annual meeting of the stockholders of the Company following the termination of this Agreement pursuant to this Section 2.8. For purposes of calculating the then-outstanding shares of capital stock of the Company in this Section 2.8, the number of then-outstanding shares shall be based on the number of shares reported as outstanding in the most recent filing made by the Company with the SEC pursuant to the Exchange Act or the Securities Act, as applicable, containing such information.

Section 2.9 Effectiveness. If the closing of the IPO does not occur prior to the date that is six (6) months after the date of this Agreement, this Agreement and the Board Observer Agreement shall be null and void as though never made and no party hereto or thereto shall have any obligations to any other party hereto or thereto in respect of such agreements.

Section 2.10 Certificate of Incorporation. Immediately prior to the consummation of the IPO, the Company shall file with the Secretary of State of the State of Delaware the PubCo Charter in the form attached hereto as Exhibit B, with any such amendments or modifications to which the Parties mutually agree. In the event the PubCo Charter is filed with the Secretary of State of the State of Delaware in accordance with this Section 2.10 and the consummation of the IPO does not occur within one (1) Business Day of such filing, the Company shall file as promptly as practicable with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of the Company in the same form as the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement, with any such amendments or modifications to which the Parties mutually agree.

Article 3

ACQUISITIONS OF EQUITY SECURITIES

Section 3.1 Standstill. From and after the Closing Date until the termination of this Agreement, neither Advance nor its Permitted Transferees shall directly or indirectly acquire, in the aggregate (calculated on each date of purchase of the then-outstanding Equity Securities based on the number of shares reported as outstanding in the most recent filing made by the Company with the SEC pursuant to the Exchange Act or the Securities Act, as applicable, containing such information), beneficial ownership of Equity Securities of the Company in excess of the percentage of the Equity Securities of the Company beneficially owned by Advance and such Permitted Transferees as of the closing of the IPO, as set forth in the final prospectus related thereto (after giving effect to any exercise of the underwriters’ over-allotment option) plus five (5) percentage points (such percentage, the “Advance Ownership Cap”). By way of example only, if as of the closing of the IPO, Advance and such Permitted Transferees beneficially own twenty-five percent (25%) of the aggregate amount of the then-outstanding Equity Securities of the Company as specified above, the Advance Ownership Cap would be thirty percent (30%). The foregoing shall not prohibit any of the following acquisitions, and any such acquisitions shall not be counted towards determining if Advance or any of such Permitted Transferees has acquired Equity Securities of the Company in excess of the Advance Ownership Cap:

(a) Advance or any of such Permitted Transferees from acquiring Equity Securities of the Company by way of stock splits, stock dividends, reclassifications, recapitalizations, or other distributions by the Company to all holders of Equity Securities of the Company on a pro rata basis;

(b) acquisitions by Advance or any of such Permitted Transferees of Equity Securities of the Company approved in advance by a majority of the independent directors of the Board; or

(c) acquisitions of any Equity Securities of the Company by Huffman, whether through the issuance by the Company, the exercise or conversion of Equity Securities of the Company by Huffman, or otherwise.

Section 3.2 Share Conversions. For the avoidance of doubt, the conversion of any shares of Class B Common Stock into shares of Class A Common Stock shall not be deemed to be an acquisition of Equity Securities of the Company for purposes of Section 3.1.

Article 4

MISCELLANEOUS

Section 4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties (including such Parties’ Permitted Transferees). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned (other than an assignment in whole or in part to a Permitted Transferee, provided such Permitted Transferee executes a joinder agreement agreeing to be bound by the terms of this Agreement as a Party hereunder) by any Party without the prior written consent of the other Parties. Notwithstanding any provision of this Agreement to the contrary, the creation of a new holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately prior to such transaction shall not require the prior written consent of the other Parties and such new holding company shall be deemed to be the Company under this Agreement.

Section 4.2 Governing Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL; Remedies.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the Parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any suit, action, or other proceeding arising out of, relating to, or based upon this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) Each Party hereto hereby consents to service of process being made through the notice procedures set forth in Section 4.5 and agrees that, to the fullest extent permitted by Law, service of any process, summons, notice, or document by U.S. registered mail to the Parties’ respective addresses set forth on the signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

(d) The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that each Party may in its sole discretion seek specific performance or injunctive relief in addition to any other remedies for at Law in order to enforce or prevent any violation of the provisions of this Agreement. All remedies under this Agreement afforded to any Party shall be cumulative and not alternative.

Section 4.3 Counterparts. This Agreement may be executed and delivered by electronic signature or transmission in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same instrument.

Section 4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 4.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) seven (7) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) Business Days after deposit with an internationally recognized courier, freight prepaid, specifying prompt delivery, with written verification of receipt; provided that any such notice provided under clause (c) or (d) of this Section 4.5 shall be accompanied by a copy to be delivered by electronic mail. Such time periods stated herein shall be calculated based on the time zone of the sender. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5). Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

Section 4.6 Amendments and Waivers. This Agreement and any term hereof may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties. Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon each of the Parties and the successors to and assigns of the Company and Advance.

Section 4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 4.8 Further Assurances. The Parties hereto agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Section 4.9 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Governance Agreement as of the date first above written.

REDDIT, INC.

By:	/s/ Benjamin Lee
Name:	Benjamin Lee
Title:	Chief Legal Officer

Address for Notices:

303 2nd Street, South Tower, 5th Floor
San Francisco, California 94107
Attn: Chief Legal Officer
Email: XXX

[Signature Page to Governance Agreement]

ADVANCE MAGAZINE PUBLISHERS INC.

By:	/s/ Steven O. Newhouse
Name:	Steven O. Newhouse
Title:	Co-President

Address for Notices:

Advance Legal
One World Trade Center, 43rd Floor
New York, New York 10007
Attn: Chief Legal Officer
Email: XXX

[Signature Page to Governance Agreement]

STEVEN HUFFMAN

/s/ Steven Huffman
Name: Steven Huffman

Address for Notices:

303 2nd Street, South Tower, 5th Floor
San Francisco, California 94107
Email: ###

[Signature Page to Governance Agreement]

Exhibit A

Form of Board Observer Agreement

BOARD OBSERVER AGREEMENT

THIS BOARD OBSERVER AGREEMENT (the “Agreement”) is made and entered into as of [___], 2024, by and between Reddit, Inc. (the “Company”) and [___] (“Appointee”). Each of the Company and Appointee, a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Governance Agreement, dated as of [___], 2024, by and between the Company, Advance Magazine Publishers Inc. (“Advance”), and Steven Huffman (the “Governance Agreement”), Advance has the right, upon the terms and subject to the conditions set forth therein, to appoint one non-voting observer (a “Board Observer”) to the board of directors of the Company (the “Board”);

WHEREAS, Appointee has been selected by Advance as the Board Observer pursuant to the Governance Agreement and as such, will acquire confidential and proprietary information relating to the Company and its subsidiaries and their businesses (the “Business”); and

WHEREAS, in order to accept such designation and protect the goodwill related to the Business and facilitate satisfaction of certain legal obligations of the Company, Appointee has agreed to the covenants and other terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Board Observer.

a.	During the term of this Agreement, Appointee shall serve as a Board Observer of the Board in accordance with the terms and conditions of the Governance Agreement.

b.

During the term of this Agreement, Appointee agrees not to contact directly any employee of the Company outside of meetings of the Board other than (i) the Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary and the General Counsel and (ii) with the prior express approval of the Chief Executive Officer, any other officer of the Company.

c.	Appointee shall not be entitled to receive any compensation or other payments from the Company for acting as Board Observer.

2.

Conflicting Obligations. Appointee certifies that Appointee has no outstanding agreement, relationship, or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Appointee from complying with the provisions hereof, and further covenants that Appointee will not enter into any such conflicting agreement or relationship during the term of this Agreement. Appointee further covenants that he or she does not and will not hold any board or observer seat or similar access rights (whether voting or non-voting) of any company engaged in the same business the Company engages in as of the date of this Agreement and during the term of this Agreement to the extent the Chief Executive Officer of the Company determines in good faith that any board or observer seat or similar access rights (whether voting or non-voting) would be competitively detrimental to the Company. Appointee agrees to provide to the Company, upon the execution of this Agreement, a complete list of all board or observer seats or similar access rights (whether voting or non-voting) that he or she holds with respect to any other company which might reasonably fall within the scope of the preceding sentence, and undertakes to give the Company prompt written notice of any changes to such list. Appointee further agrees to comply with any ethics, securities trading, business conduct, or similar policy of the Company applied to its directors generally during the term of this Agreement. Appointee acknowledges and agrees that these limitations are reasonable and do not impose a greater restraint than necessary to protect the legitimate business interests of the Company, and hereby consents to this restrictive covenant.

3.	Term and Termination.

a.	Term.

i.

The term of this Agreement will commence on the date hereof and will terminate automatically and without prior written notice on the first to occur of (1) the date on which Advance notifies the Company of the removal of Appointee, (2) the date on which the Board determines that an act or failure to act by Appointee constitutes grounds to terminate Appointee’s right to serve as Board Observer for Cause, or (3) termination of the Governance Agreement.

ii.	For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

1.	Appointee’s commission of, indictment for, or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;

2.

Appointee’s material breach of any material obligation under any written agreement with the Company or any of its subsidiaries or under any applicable policy of the Company applied to its directors generally (including any ethics, securities trading, business conduct, or similar policy of the Company), and Appointee’s failure to correct the same (if capable of correction, as determined by the Board), within fifteen (15) days after a written notice is delivered to Appointee, which demand specifically identifies the manner in which the Board believes that Appointee has materially breached such agreement;

3.	any act of fraud, embezzlement, theft, or misappropriation from the Company or its subsidiaries by Appointee;

4.

Appointee’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company or its subsidiaries; or

5.	Appointee’s commission of an act of material dishonesty resulting in material reputational, economic, or financial injury to the Company or its subsidiaries.

b.

Survival. Upon such termination all rights and duties of the Parties toward each other shall cease except Sections 2 (Conflicting Obligations) and 4 (Confidentiality) hereof shall survive termination of this Agreement.

4.	Confidentiality.

a.

Appointee acknowledges that he or she is or will become familiar with the Business and with other confidential information related to the Business that is not generally known to the public (collectively, “Confidential Information”). Appointee agrees that he or she will keep confidential and will not disclose, divulge, or use for any purpose, other than in connection with acting as a Board Observer hereunder, any Confidential Information, unless such Confidential Information (i) is known or becomes known to the public in general (other than by a source who, to the knowledge of Appointee, is bound by a confidentiality agreement with the Company), (ii) is or has been independently developed or conceived by Appointee, Advance, or any of Advance’s directors, executive officers, employees, attorneys, accountants, and tax advisors without use of the Confidential Information, or (iii) is known or has been made known or disclosed to Appointee, Advance, or any of Advance’s directors, executive officers, employees involved with respect to Advance’s investment in the Company, attorneys, accountants, and tax advisors by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Appointee may disclose Confidential Information (w) to his or her advisors, attorneys, and accountants (each a “Representative” and collectively, “Representatives”) to the extent necessary in connection with acting as a Board Observer, (x) as may be reasonably determined by Appointee to be necessary in connection with Appointee’s enforcement of his or her rights in connection with this Agreement, (y) in accordance with the terms of the Governance Agreement, or (z) as may otherwise be required by law, rule or regulation, or court or administrative order, provided that Appointee takes reasonable steps to minimize the extent of any required disclosure described in this clause (z) and provided in the following sentence; and provided, further, however, that the acts and omissions of any person or entity to whom Appointee may disclose Confidential Information pursuant to clauses (w) and (y) of the preceding proviso shall be attributable to Appointee for purposes of determining Appointee’s compliance with this Agreement. Without limiting the foregoing, in the event that Appointee or any of his or her Representatives are requested or required by a governmental authority or contractually appointed arbitrator to disclose any Confidential Information, the Appointee will, to the extent not prohibited by law, rule or regulation, or court or administrative order, give the Company prompt written notice of such request or requirement so that the Company may seek (at the Company’s expense) an appropriate order or other remedy protecting such Confidential Information from disclosure, and the Appointee will reasonably cooperate with the Company to obtain such protective order or other remedy. Subject to the foregoing sentence, if the Observer or any of his or her Representatives are, based on the advice of counsel, required to disclose Confidential Information, that portion of the Confidential Information which counsel advise is required to be disclosed may be disclosed without liability.

b.

Appointee is aware, and will advise his or her Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

c.

Upon termination of Appointee’s status as a Board Observer for any reason, Appointee shall, to the extent requested by the Company, promptly deliver to the Company all Confidential Information and any other property of the Company in any form contained (together with all copies thereof, as applicable) to the same extent required by members of the Board whose service on the Board has terminated, including without limitation, any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products, and/or processes of the Company or any of its affiliates and any information regarding third parties received by Appointee while serving as a Board Observer; provided that (i) Appointee and its Representatives may destroy and provide written certification to the Company of the Appointee’s compliance with this paragraph and (ii) neither Appointee nor any of his or her Representatives will be required to erase electronically stored Confidential Information that has been saved to a back-up file in accordance with ordinary electronic back-up practices, legal or regulatory requirements, or internal document retention policies or professional standards of general application, on the condition that, except as otherwise required by applicable law, (x) personnel whose functions are not primarily information technology, legal, or compliance do not access such retained copies, and (y) personnel whose functions are primarily information technology, legal, or compliance in nature access such copies only as reasonably necessary for the performance of their information technology, legal, or compliance duties (e.g., for purposes of system recovery). Appointee will, and will cause his or her Representatives to, continue to treat confidentially in accordance with the terms hereof all written Confidential Information that is retained pursuant to clause (ii) of the prior sentence notwithstanding the termination of this Agreement.

5.

Assignment. This Agreement and the rights and duties hereunder are personal to Appointee and shall not be assigned, delegated, transferred, pledged, or sold by Appointee without the prior written consent of the Company and Advance. Appointee hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge, or sell this Agreement and the rights and duties hereunder to any third party (a) that acquires all or substantially all of the assets of the Company or (b) that is the surviving or acquiring corporation in connection with a merger, consolidation, or other acquisition involving the Company. Without limiting the foregoing, this Agreement shall inure to the benefit of and be enforceable by the Parties hereto, and their respective heirs, personal representatives, successors, and assigns.

6.

Remedies. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and therefore that the Company may in its sole discretion seek specific performance or injunctive relief in addition to any other remedies for at law in order to enforce or prevent any violation of the provisions of this Agreement. All remedies under this Agreement afforded to any Party shall be cumulative and not alternative.

7.	Governing Law; Jurisdiction; Venue; WAIVER OF JURY TRIAL.

a.

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the Parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any suit, action, or other proceeding arising out of, relating to, or based upon this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

b.

Each Party hereto hereby consents to service of process being made through the notice procedures set forth in Section 8 and agrees that, to the fullest extent permitted by law, service of any process, summons, notice, or document by U.S. registered mail to the Parties’ respective addresses set forth on the signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

c.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

8.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) seven (7) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) three (3) Business Days after deposit with an internationally recognized courier, freight prepaid, specifying prompt delivery, with written verification of receipt; provided that any such notice provided under clause (c) or (d) of this Section 8 shall be accompanied by a copy to be delivered by electronic mail. Such time periods stated herein shall be calculated based on the time zone of the sender. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8). Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

9.

Entire Agreement; Counterparts. Effective as of the date hereof, this Agreement, together with the Governance Agreement, constitutes the complete and final agreement of the Parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. Appointee hereby agrees that as of the date hereof any other such agreement or understanding is hereby terminated and shall be of no further force or effect. No waiver, alteration, or modification of any of the provisions of this

Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.

Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

REDDIT, INC.

By:
Name:	Steven Huffman
Title:	President and Chief Executive Officer

Address for Notices:

303 2nd Street, South Tower, 5th Floor
San Francisco, California 94107
Attn: Chief Legal Officer
Email: XXX

APPOINTEE

By:
Name:

Address for Notices:

Advance Legal
One World Trade Center, 43rd Floor
New York, New York 10007
Attn: Chief Legal Officer
Email: XXX

Exhibit B

Form of Amended and Restated Certificate of Incorporation of the Company